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CONFIDENTIAL
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Board of Directors
AYDIN Corporation
700 Dresher Road
P.O. Box 349
Horsham, PA  19044


March 1, 1999

Dear Sirs:

You have requested our opinion as to the fairness from a financial point of view to the stockholders of AYDIN Corporation (the "Company") of the consideration to be received by them in the proposed tender offer by L-3 Communications Corporation (the "Acquiror") (the "Transaction"). The Agreement and Plan of Merger, dated as of March 1, 1999 (the "Agreement"), between the Company and the Acquiror, sets forth the principal terms of the Transaction. The Agreement provides, among other things, that the stockholders of the Company will receive $13.50 in cash for each issued and outstanding share of common stock, par value $1.00 per share, of the Company, plus a cancellation fee (the "Cancellation Fee") for each outstanding option and warrant equal to the difference between $13.50 and the strike price (below $13.50) of each option and warrant.

In connection with our opinion, we have:

(a)      reviewed the Agreement;

(b) reviewed certain financial and other information relating to the Company that was publicly available or furnished to us by the Company, including financial forecasts;

(c) met with members of the Company's management to discuss the business, operations, historical financial results and future prospects of the Company;

(d) considered certain financial and securities data of the Company and compared that data with similar data for other publicly-held companies in businesses similar to those of the Company;

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(e)      considered the financial terms of certain recent acquisitions of companies in businesses similar to those of the Company; and

(f) considered such other information, financial studies, analyses and investigations and financial, economic and market criteria as we deemed relevant and appropriate for purposes of this opinion.


The opinion expressed below is subject to the following qualifications and limitations:

(i) In arriving at our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all financial and other information that was publicly available or furnished to us by the Company. With respect to the financial forecasts used by us, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's management as to the future financial performance of the Company.

(ii) We have not made an independent evaluation or appraisal of the assets of the Company, nor have we been furnished with any such appraisals.

(iii) Our services with respect to the Transaction do not constitute, nor should they be construed to constitute in any way, a review or audit of or any other procedures with respect to any financial information nor should such services be relied upon by any person to disclose weaknesses in internal controls or financial statement errors or irregularities.

(iv) Our opinion does not address, and should not be construed to address, either the underlying business decision to effect the Transaction or whether the consideration to be received by the stockholders in the Transaction represents the highest price obtainable. We express no view as to the federal, state or local tax consequences of the Transaction.

(v) Our opinion is based on business, economic, market and other conditions as they exist as of the date hereof or as of the date of the information provided to us.

(vi) This opinion is effective as of the date hereof. We have no obligation to update the opinion unless requested by you in writing to do so and expressly disclaim any responsibility to do so in the absence of any such request.

Based upon and subject to the foregoing, it is our opinion that as of the date hereof, the $13.50 per issued and outstanding common share cash consideration and the Cancellation Fee for each outstanding option and warrant to be received by the stockholders of the Company is fair to such stockholders from a financial point of view.


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We will receive a fee as compensation for our services in rendering this opinion. We have also acted as financial advisor to the Company in connection with the Transaction and will receive a success fee for our financial advisory services. We will also receive a fixed fee for rendering this opinion.

This letter is for the information of the Board of Directors in connection with the Transaction described herein and does not constitute a recommendation to any stockholder.

                                      Very truly yours,

                                      /s/ PricewaterhouseCoopers Securities LLC

                                      PricewaterhouseCoopers Securities LLC